EXHIBIT 10.1

SECOND AMENDMENT TO LEASE

(Genesis Campus Point)

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 8th day of May, 2018, by and between AP3-SD1 CAMPUS POINT LLC, a Delaware limited liability company (“Landlord”) and HERON THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Lease dated as of October 18, 2016 (the “Original Lease”), as amended by (i) that certain Notice of Lease Term Dates dated December 14, 2016 (“Commencement Notice”) and (ii) that certain First Amendment to Lease dated as of March 15, 2017 by and between Landlord and Tenant (“First Amendment”), whereby Landlord leases to Tenant and Tenant leases from Landlord, certain space in the building (the “Building”) located at 4242 Campus Point Court, San Diego, California 92121. The Original Lease, as modified by the Commencement Notice and the First Amendment, may be referred to herein as the “Lease.”

B. By this Second Amendment, Landlord and Tenant desire to expand the Existing Premises (defined below) and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. Existing Premises. Landlord and Tenant hereby acknowledge that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain space in the Building containing approximately 28,275 rentable square feet square feet of space on the second (2nd) floor of the Building and commonly known as Suite 200 (the “Existing Premises”), all as more particularly described in the Lease.

2. Expansion of the Existing Premises; Expansion Commencement Date.

2.1. Expansion Space. That certain space commonly known as Suite 400 and comprised of 23,873 rentable square feet located on the fourth (4th) floor of the Building, as outlined on the floor plan attached hereto as Exhibit A and made a part hereof, may be referred to herein as the “Expansion Space.”

2.2. Expansion Commencement Date. Effective as of the date the Expansion Space is Ready for Occupancy (as defined in the Tenant Work Letter attached hereto as Exhibit B) (“Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant, the Expansion Space. The anticipated Expansion

Commencement Date is September 1, 2018. Upon the Expansion Commencement Date, the Existing Premises shall be deemed increased to include the Expansion Space. Landlord and Tenant hereby agree that such addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 52,148 rentable square feet. Effective as of the Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by the Expansion Space. Effective as of the date hereof, Section 1.3 of the Original Lease is hereby deemed deleted in its entirety. Tenant’s early entry/early occupancy rights with respect to the Expansion Space are set forth in Section 5.1 of Exhibit B.

3. Expansion Space Term. The Term of Tenant’s lease of the Expansion Space (“Expansion Space Term”) shall commence on the Expansion Commencement Date and shall expire on the last day of the month in which the eighty-seventh (87th) monthly anniversary of the Expansion Commencement Date occurs (“Expansion Termination Date”), subject to Tenant’s extension rights in the Lease. Landlord may deliver to Tenant an amendment or confirmation memorandum in the form of Exhibit C of the Original Lease (confirming the Expansion Commencement Date and Expansion Termination Date) and such other matters desired by Landlord), which amendment or confirmation memorandum Tenant shall execute and return to Landlord within five (5) business days of receipt thereof.

4. Base Rent for Expansion Space. Notwithstanding anything to the contrary in the Lease, commencing on the Expansion Commencement Date, Tenant shall pay, in accordance with the provisions of this Section 4 but subject to abatement as provided in Section 5 below, Base Rent for the Expansion Space as follows:

Months of Expansion Space Term	Annualized Base Rent	**Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
*1 – 12	$1,174,551.60	$97,879.30	$4.10
13 – 24	$1,209,788.16	$100,815.68	$4.22	***
25 – 36	$1,246,081.80	$103,840.15	$4.35	***
37 – 48	$1,283,464.20	$106,955.35	$4.48	***
49 – 60	$1,321,968.12	$110,164.01	$4.61	***
61 – 72	$1,361,627.16	$113,468.93	$4.75	***
73 – 84	$1,402,476.00	$116,873.00	$4.90	***
85 – 87	$1,444,550.28	$120,379.19	$5.04	***

*Subject to abatement as provided in Section 5 below.

**The initial monthly installment of Base Rent amount was calculated by multiplying the initial monthly Base Rent rate per rentable square foot amount by the number of rentable square feet of space in the Expansion Space. In all subsequent Base Rent payment periods, the calculation of each monthly installment of Base Rent amount reflects an annual increase of three percent (3.0%).

***The amounts identified in the column entitled “Monthly Rental Rate per Rentable Square Foot” are rounded amounts provided for informational purposes only.

5. Monthly Base Rent Abatement. Notwithstanding anything to the contrary contained in the Lease or in this Second Amendment, Landlord hereby agrees to abate Tenant’s obligation to pay (i) one hundred percent (100%) of Tenant’s monthly Base Rent for the first (1st) full month of the Expansion Space Term, and (ii) fifty percent (50%) of Tenant’s monthly Base Rent for the second (2nd), third (3rd), fourth (4th) and fifth (5th) full months of the Expansion Space Term (collectively, the “Base Rent Abatement”). During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Second Amendment. The foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Second Amendment, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under this Lease. If Tenant shall be in Economic Default or Material Non-Economic Default under the Lease (as modified by this Second Amendment) at any time during the Base Rent Abatement Period beyond the expiration of all applicable notice and cure periods, if any, then the unamortized portion of the Base Rent Abatement granted to Tenant pursuant to this Section 5 may be considered when determining the remedies available to Landlord pursuant to the terms of Article 19 of the Original Lease.

6. Condition of Premises and Landlord’s Work.

6.1. Condition of Premises. Tenant hereby agrees to accept the Premises (including the Existing Premises and the Expansion Space) in its “as-is” condition and Tenant hereby acknowledges that Landlord, except as otherwise provided in this Second Amendment shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises. Notwithstanding the foregoing, Landlord shall deliver the Expansion Space to Tenant on the Expansion Commencement Date in good working order, condition and repair.

6.2. Landlord’s Work. Landlord shall, as soon as reasonably possible following the full execution and delivery of this Second Amendment by Landlord and Tenant, construct, in Landlord’s Building-standard manner and using Building-standard materials, the Tenant Improvement work in the Expansion Space pursuant to (and subject to) the Tenant Work Letter attached hereto.

7. Parking. Commencing as of the Expansion Commencement Date, Tenant shall be entitled to lease seventy-one (71) additional unreserved parking spaces at no additional cost. Tenant’s use of all such additional parking spaces shall be subject to the terms and conditions of the Lease.

8. Tenant’s Share of Direct Expenses, Tax Expenses and Utilities Costs. Notwithstanding anything to the contrary in the Lease, commencing as of the Expansion Commencement Date, Tenant’s Share of Direct Expenses shall be deemed increased to 39.25%.

9. Brokers. Each party represents and warrants to the other that, except for Cushman & Wakefield (“Tenant’s Broker”) and Jones Lang LaSalle (“Landlord’s Broker”), no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any person or entity (other than Tenant’s Broker and Landlord’s Broker) who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Second Amendment.

10. Security Deposit. Concurrently with Tenant’s execution of the Lease (and pursuant to Article 21 of the Original Lease), Tenant provided Landlord with a Security Deposit in the amount of One Hundred Thirty-Three Thousand One Hundred Eighty-Seven and 04/100 Dollars ($133,187.04). Concurrently with Tenant’s execution and delivery of this Second Amendment, Tenant shall deliver to Landlord an additional Security Deposit amount equal to One Hundred Twenty Thousand Three Hundred Seventy-Nine and 19/100 Dollars ($120,379.19) (for a total Security Deposit equal to Two Hundred Fifty-Three Thousand Five Hundred Sixty-Six and 23/100 Dollars ($253,566.23)). From and after the Effective Date, all references in the Lease to the Security Deposit shall mean and refer to the Security Deposit as increased pursuant to this Second Amendment.

11. Restoration. Notwithstanding anything in the Lease to the contrary, at Landlord’s election (in Landlord’s sole discretion), such election to be made no later than ninety (90) days prior to the Expansion Termination Date, Tenant shall, at Tenant’s sole cost and expense, restore the lab portion(s) of the Tenant Improvements constructed by Landlord (and depicted on Exhibit C), back to the condition existing as of the date hereof and repair any damage to the Building caused by such restoration. Landlord’s failure to make such election shall be deemed Landlord’s election that Tenant so restore such lab portion(s). Notwithstanding the foregoing, Tenant shall have the right to consult with Landlord to confirm such restoration obligation.

12. Storage Areas. Tenant shall be allowed to use the general storage area depicted on the attached Exhibit D for general storage and the hazardous materials storage area depicted on the attached Exhibit E for hazardous materials storage. Such storage areas are provided to Tenant in their as-is condition and Landlord shall not be obligated to make any improvements or repairs to such storage areas.

13. Signing Authority. Each individual executing this Second Amendment on behalf of Landlord and Tenant hereby represents and warrants that each person, respectively, is authorized to do so. Each of Landlord and Tenant represents and warrants that it is a duly formed and existing entity qualified to do business in the State of California and has full right and authority to execute and deliver this Second Amendment.

14. Defaults. Each party hereby represents and warrants to the other party that, as of the date of this Second Amendment, such party is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that each party knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

15. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”	AP3-SD1 CAMPUS POINT, LLC, a Delaware limited liability company

By: /s/ W. Neil Fox III
Name: W. Neil Fox III
Its: Chief Executive Officer

“TENANT”	HERON THERAPEUTICS, INC., a Delaware corporation

By: /s/ David Szekeres
Name: David Szekeres
Its: SVP, General Counsel & Business Development

EXHIBIT A

EXPANSION SPACE

EXHIBIT A -1-

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Expansion Space. All references in this Tenant Work Letter to the “Second Amendment” shall mean the relevant portions of the Second Amendment to which this Tenant Work Letter is attached as Exhibit B.

SECTION 1

BASE, SHELL AND CORE

Landlord has previously constructed the base, shell and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Expansion Space is located (collectively, the “Base, Shell and Core”), and Tenant shall accept the Base, Shell and Core in its current “As-Is” condition existing as of the date of the Second Amendment and the Expansion Commencement Date. Except as otherwise provided below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Expansion Space, the Building or the Project.

SECTION 2

CONSTRUCTION DRAWINGS FOR THE EXPANSION SPACE

Prior to the execution of the Second Amendment, Landlord and Tenant have approved a detailed space plan for the construction of certain improvements in the Expansion Space, which space plan has been prepared by McFarlane Architects, dated April 5, 2018 (the “Final Space Plan”), which Final Space Plan is attached hereto as Schedule 1. Based upon and in conformity with the Final Space Plan, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the “Working Drawings”). The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building’s standard tenant improvement items, as determined by Landlord. Within five (5) business days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan and only if Tenant delivers to Landlord, within such five (5) business day period, specific changes proposed by Tenant which are consistent with the Final Space Plan and do not constitute changes which would result in any of the circumstances described in items (i) through (iii) hereinbelow. If any such revisions are timely proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the

EXHIBIT B -1-

foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings”. The tenant improvements shown on the Approved Working Drawings shall be referred to herein as the “Tenant Improvements”. Once the Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall make no changes, change orders or modifications thereto without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would: (i) be of a quality lower than the quality of the standard tenant improvement items for the Building; and/or (ii) require any changes to the Base, Shell and Core or structural improvements or systems of the Building and/or (iii) delay Substantial Completion of the Expansion Space. The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein as, the “Construction Drawings”.

SECTION 3

CONSTRUCTION AND PAYMENT FOR COSTS OF TENANT IMPROVEMENTS

Landlord shall cause a general contractor designated by Landlord (the “Contractor”) to construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with all applicable laws in effect at the time of construction, and in good workmanlike manner. Landlord shall pay for the costs of the design, permitting and construction of the Tenant Improvements in an amount up to, but not exceeding, Thirty Dollars ($30.00) per rentable square foot of the Expansion Space (i.e., up to Seven Hundred Sixteen Thousand One Hundred Ninety Dollars ($716,190.00), based on 23,873 rentable square feet of the Expansion Space) (the “Allowance”). The cost of the design, permitting and construction of the Tenant Improvements shall include Landlord’s construction supervision and management fee in an amount equal to the product of (i) three percent (3%) and (ii) the amount equal to the sum of the Allowance and the Over-Allowance Amount (as such term is defined below); such supervision fee shall be deducted by Landlord from the Allowance. Tenant shall pay for all costs of the design, permitting and construction of the Tenant Improvements in excess of the Allowance (“Over Allowance Amount”), which payment shall be made to Landlord in cash within five (5) business days after Tenant’s receipt of invoice therefor from Landlord and, in any event, prior to the date Landlord causes the Contractor to commence the actions described in the first sentence of this Section 3. If after Tenant pays the Over-Allowance Amount Tenant requests any changes, change orders or modifications to the Approved Working Drawings (which Landlord approves pursuant to Section 2 above) which increase the costs of the design, permitting and construction of the Tenant Improvements, Tenant shall pay such increased cost to Landlord within five (5) business days after Landlord’s request therefor, and, in any event, prior to the date Landlord causes the Contractor to commence construction of the changes, change orders or modifications. Except as otherwise provided below, in no event shall Landlord be obligated to pay for, the costs of any of Tenant’s furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings; the costs of such items shall be paid for by Tenant from Tenant’s own funds. Tenant shall not be entitled to receive in cash or as a credit against any rental or otherwise, any portion of the Allowance not used to pay for the costs of the design, permitting and construction of the Tenant Improvements; provided, however, that Tenant may, subject to the terms hereof, use any unused amount of the Allowance to pay for costs of furniture, fixtures and equipment for the Premises and costs of

EXHIBIT B -2-

installing cabling for the Premises (collectively, the “Other Costs”). Prior to Tenant ordering or contracting for services associated with the Other Costs, Tenant shall submit to Landlord, for Landlord’s reasonable approval, a schedule of the estimated Other Costs based on estimates provided to Tenant by vendors selected by Tenant and reasonably approved by Landlord. Landlord shall disburse from the Allowance such amounts to pay for such Other Costs previously approved by Landlord pursuant to the immediately preceding sentence and actually incurred by Tenant, within thirty (30) days after the later of (i) Landlord’s receipt of invoices evidencing Tenant’s Other Costs and (ii) the Expansion Commencement Date. Any portion of the Allowance which is not so requested by Tenant on or before the date which is thirty (30) days after the Expansion Commencement Date shall revert to Landlord. Notwithstanding anything above to the contrary, in no event shall any unused amount of the Allowance be applied for any Other Costs in excess of fifteen percent (15%) of the fair market value of all real and personal property in the Premises.

SECTION 4

READY FOR OCCUPANCY;

SUBSTANTIAL COMPLETION OF THE TENANT IMPROVEMENTS

4.1 Ready for Occupancy; Substantial Completion. For purposes of the Second Amendment, including for purposes of determining the Expansion Commencement Date (as set forth in Section 2.2 of the Second Amendment), the Expansion Space shall be “Ready for Occupancy” upon Substantial Completion of the Expansion Space; and (ii) ”Substantial Completion of the Expansion Space” shall occur upon the completion of construction of the Tenant Improvements in the Expansion Space pursuant to the Approved Working Drawings, with the exception of any punch list items that do not materially and adversely affect Tenant’s use and occupancy of the Expansion Space and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of the Contractor.

4.2 Delay of the Substantial Completion of the Expansion Space. If there shall be a delay or there are delays in the Substantial Completion of the Expansion Space as a result of any of the following (collectively, “Tenant Delays”):

4.2.1 Tenant’s failure to timely approve the Working Drawings or any other matter requiring Tenant’s approval;

4.2.2 a breach by Tenant of the terms of this Tenant Work Letter or the Lease (as modified by the Second Amendment);

4.2.3 Tenant’s request for changes in any of the Construction Drawings;

4.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the estimated date of Substantial Completion of the Expansion Space, as set forth in the Second Amendment, or which are different from, or not included in, Landlord’s standard tenant improvement items for the Building;

EXHIBIT B -3-

4.2.5 changes to the Base, Shell and Core, structural components or structural components or systems of the Building required by the Approved Working Drawings;

4.2.6 any changes in the Construction Drawings and/or the Tenant Improvements required by applicable laws if such changes are directly attributable to Tenant’s use of the Expansion Space or Tenant’s specialized tenant improvement(s) (as determined by Landlord); or

4.2.7 any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Second Amendment and regardless of the actual date of Substantial Completion of the Expansion Space, the Expansion Commencement Date (as set forth in Section 2.2 of the Second Amendment) shall be deemed to be the date the Expansion Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Entry Into the Expansion Space Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with the Contractor’s work in the Expansion Space, at Landlord’s reasonable discretion, Landlord shall use commercially reasonable efforts to allow Tenant access to the Expansion Space not less than thirty (30) days prior to the anticipated Substantial Completion of the Expansion Space for the purpose of Tenant installing equipment and/or fixtures (including Tenant’s data and telephone equipment) and Tenant’s furniture in the Expansion Space. Subject to Tenant’s compliance with all applicable laws and subject to the terms hereof, Tenant shall also have the right to install cubicles in a portion of the Expansion Space reasonably approved by Landlord and to allow up to twenty-five (25) of Tenant’s employees to work from such cubicles prior to the Expansion Commencement Date. Prior to Tenant’s entry into and occupancy of the Expansion Space as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and the Contractor, for their approval (which approval shall not be unreasonably withheld or delayed), which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry/occupancy, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s contractors (including the Contractor), agents or representatives in performing work in the Project, the Building and the Expansion Space, or interfere with the general operation of the Building and/or the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Expansion Space or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the

EXHIBIT B -4-

occurrence of the Expansion Commencement Date). Such requirements shall include, without limitation, that Tenant and any other parties allowed access to the Expansion Space shall provide Landlord with evidence of insurance as required by Landlord. Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Expansion Space in connection with such entry or to any property placed therein prior to the Expansion Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Expansion Space, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. If the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Expansion Space or Project and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

5.2 Tenant’s Representative. Tenant has designated David Szekeres as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.3 Landlord’s Representative. Landlord has designated Evan Gutenberg as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord. Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as possible after the execution of the Second Amendment, and, in that regard, shall meet on a scheduled basis to be determined by Landlord and Tenant, to discuss progress in connection with the same.

5.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Tenant Work Letter or the Lease (as modified by the Second Amendment) has occurred at any time on or before the Substantial Completion of the Expansion Space and remains uncured after the expiration of applicable notice and cure periods, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause the Contractor to suspend the construction of the Expansion Space (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Expansion Space caused by such work stoppage as a Tenant Delay as set forth in Section 4.2 above), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for

EXHIBIT B -5-

any delay in the Substantial Completion of the Expansion Space caused by such inaction by Landlord as a Tenant Delay). In addition, if the Lease is terminated prior to the Expansion Commencement Date due to a default (beyond the expiration of all applicable notice and cure periods) by Tenant as described in Article 19 of the Original Lease or under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) business days after Tenant’s receipt of a statement therefor, any and all actual, documented and reasonable costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any actual, documented and reasonable costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto; provided, however, in no event shall Tenant’s payment of the foregoing result in a double recovery of damages by Landlord.

EXHIBIT B -6-

SCHEDULE 1

FINAL SPACE PLAN

SCHEDULE 1 -1-

EXHIBIT C

LAB RESTORATION AREA

EXHIBIT C -1-

EXHIBIT D

GENERAL STORAGE AREA

EXHIBIT D -1-

EXHIBIT E

HAZARDOUS MATERIALS STORAGE AREA

EXHIBIT E -1-